EXHIBIT 99

                                  PRESS RELEASE

                                  PRESS RELEASE


                           PENN LAUREL FINANCIAL CORP.
                            RE: PROPOSED MERGER WITH
                         CLEARFIELD BANK & TRUST COMPANY

                           Curwensville, Pennsylvania
                               September 27, 1999


Contact Person:  Larry W. Brubaker (814)236-2550


     Larry W. Brubaker, President and Chief Executive Officer of Penn Laurel Financial Corp., and Chairman and Chief Executive Officer of CSB Bank, today announced that although the shareholders of Penn Laurel approved the proposed merger of CSB Bank with and into Clearfield Bank & Trust Company, the Clearfield shareholders did not approve the transaction. Penn Laurel has notified Clearfield that it is exercising its Warrant to acquire 40,791 shares of Clearfield Bank & Trust Company Common Stock. The Clearfield common stock will not be issued until Penn Laurel has received all required governmental or regulatory approvals.

     Penn Laurel Financial Corp. is a $132 million bank holding company headquartered in Curwensville, Clearfield County, Pennsylvania. CSB Bank, its sole subsidiary, has its main office in Curwensville and four branch offices, also in Clearfield County, along with its St. Marys branch office in Elk County.

     Although disappointed that the merger with Clearfield will not take place, Penn Laurel and CSB Bank will continue and enhance the quality banking services and products that we provide to our customers in the communities that we serve and to strategically plan for the company's future.





                                       7